UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

POST-EFFECTIVE AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HERON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2875566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

123 Saginaw Drive, Redwood City, California 94063

(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

The authorized capital stock of Heron Therapeutics, Inc. (the “Company”) consists of 77,500,000 shares, of which the Company is authorized to issue 75,000,000 shares of common stock, $0.01 par value per share (“Common Stock”) and 2,500,000 shares of preferred stock, $0.01 par value, which preferred stock may be issued in one or more series.

Common Stock

The holders of Common Stock have one vote for each share on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock will receive ratably any dividends declared by the Board of Directors out of funds legally available for payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock will share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of Common Stock have no preemptive rights, no right to convert their Common Stock into any other securities, and no right to vote cumulatively for the election of directors. The outstanding shares of Common Stock are fully paid and non-assessable.

We have not paid cash dividends on our Common Stock and do not plan to pay any such dividends in the foreseeable future.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

Certificate of Incorporation and Bylaws

Delaware law and certain provisions of our Certificate of Incorporation contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

The provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation as amended through July 29, 2009 (previously filed with the Company’s Quarterly Report on Form 10-Q filed August 4, 2009 and incorporated herein by reference)

3.2	Certificate of Amendment of Certificate of Incorporation (previously filed with the Company’s Current Report on Form 8-K filed on June 30, 2011 and incorporated herein by reference)

3.3	Certificate of Amendment of Certificate of Incorporation (previously filed with the Company’s Current Report of Form 8-K filed January 13, 2014 and incorporated herein by reference)

3.4	Bylaws (previously filed with the Company’s Registration Statement on Form S-1 (Registration No. 33-15429) and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HERON THERAPEUTICS, INC.

Date: January 21, 2014	By:	/s/ Brian G. Drazba
Brian G. Drazba
Chief Financial Officer